EXHIBIT 99.1

NEWS RELEASE

For further information, contact:	W. Todd Zehnder, Vice President — Corporate Communications (337) 232-7028, www.petroquest.com

PETROQUEST ENERGY CLOSES ARKOMA BASIN ACQUISITIONS

LAFAYETTE, LA — July 5, 2005 — PetroQuest Energy, Inc. (NASDAQ: PQUE) announced today that the Company has closed on a previously announced acquisition of natural gas properties located in the Arkoma Basin of Oklahoma for an adjusted purchase price of approximately $16 million.

In related transactions, the Company also closed on the acquisition of related systems that gather and transport gas from the properties for an adjusted purchase price of approximately $5 million. These systems currently generate throughput fees from third parties in the area.

“These acquisitions further increase our presence in the Arkoma Basin where we now have approximately 325 development locations in the Hartshorne Coal formation,” said Charles T. Goodson, Chairman, Chief Executive Officer and President.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the Nasdaq National Market under the ticker symbol “PQUE.”

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.